Exhibit 5-1

Letterhead of Kane Kessler, P.C.

1350 Avenue of the Americas, 26th Floor

New York, New York 10019

January 18, 2013

Cellceutix Corporation

100 Cumming Center, Suite 151-B

Beverly, MA 01915

Re: Registration Statement on Form S-3 of Cellceutix Corporation

Ladies and Gentlemen:

We have acted as special counsel to Cellceutix Corporation, a Nevada corporation (the “Company”) in connection with the Company’s preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed to register 12,348,084 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) consisting of (i) 7,000,000 shares of Class A Common Stock (the “Aspire Capital Fund Shares”) of which 448,833 shares have been issued to Aspire Capital Fund, LLC (the “Aspire Selling Shareholder”) and an additional 6,551,167 shares of Class A Common Stock are issuable to the Aspire Selling Shareholder pursuant to that certain Class A Stock Purchase Agreement, dated December 6, 2012, between the Company and the Aspire Selling Shareholder (the “Purchase Agreement”); (ii) 2,000,000 shares of Class A Common Stock (the “Option Shares”) issued to certain selling shareholders identified in the Registration Statement (the “Optionee Selling Shareholders”); and (iii) 3,348,084 shares of Class A Common Stock issuable upon the exercise of warrants (the “Warrants”) issued to certain selling shareholders (“Warrant Selling Shareholders”, collectively with the Aspire Selling Shareholder and the Optionee Selling Shareholders, the “Selling Shareholders”) on the Selling Shareholder Schedule identified in the Registration Statement, in order to permit the Selling Shareholders to offer the Shares for resale from time to time (the “Resale”). We understand that the Securities are to be sold by the Selling Shareholders to the public from time to time as described in the Registration Statement. Capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Registration Statement.

In our capacity as special counsel to the Company in connection with the matters referred to above, we have examined copies of the following: (i) the Articles of Incorporation of the Company, as amended to date and currently in effect, (ii) the By-laws of the Company currently in effect, and records of certain of the Company's corporate proceedings as reflected in its minute books; and (iii) the Registration Statement, in the form it is to be filed with the Commission on the date hereof. We have also examined such other documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinions hereinafter set forth.

Cellceutix Corporation

January 18 , 2012

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company and certificates of public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

Based upon and subject to the foregoing and the other qualifications set forth herein, we are of the opinion that (i) the 448,833 shares of Class A Common Stock held by the Aspire Selling Shareholders have been duly authorized and are validly issued, fully paid and non-assessable; (ii) the 6,551,167 shares of Class A Common Stock that are subsequently sold and issued by the Company to the Aspire Selling Shareholder in accordance with the terms of the Purchase Agreement have been duly authorized, and, upon receipt of all and adequate consideration owed to the Company therefor (assuming such consideration exceeds the par value therefor), will be validly issued, fully paid and non-assessable; (iii) the 2,000,000 shares of Class A Common Stock held by the Optionee Selling Shareholders have been duly authorized, validly, fully paid and non-assessable; and (iv) the Warrant Shares that are subsequently sold and issued by the Company to the Warrant Selling Shareholders upon exercise of the Warrants have been duly authorized, and, when issued in accordance with the terms and conditions of the respective warrants (including the due payment of any exercise price therefore specified in the respective warrant), will be validly, fully paid and non-assessable.

The opinions set forth herein are subject to the following additional qualifications, assumptions and exceptions:

1. the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors' generally; and

2. the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

Cellceutix Corporation

January 18 , 2012

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus, which forms a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States. We are not admitted or qualified to practice in the State of Nevada; however, we are familiar with Chapter 78 of the Nevada Revised Statutes as currently in effect and have made such inquiries as we deem necessary to render the opinions contemplated herein. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations. The opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

Very truly yours,

KANE KESSLER, P.C.

By: /s/ JEFFREY S. TULLMAN, PRESIDENT